Exhibit 8

Advanced Micro Devices, Inc.

One AMD Place

Sunnyvale, CA 94088

December 21, 2005

Spansion Inc.

915 DeGuigne Drive

Sunnyvale, CA 94088

Ladies/Gentlemen:

Following the initial public offering of the Class A Common Stock of Spansion Inc. (“Spansion”), Advanced Micro Devices, Inc. (“AMD”) will indirectly own a majority of the shares of the Class A Common Stock prior to the conversion of the Class D Common Stock of Spansion Inc. Prior to such conversion, AMD hereby agrees, with respect to the election of directors by holders of shares of Class A Common Stock, to vote its shares of Spansion Class A Common Stock (or cause such shares to be voted) in the same manner and percentage as the other holders of Class A Common Stock vote for the Class A directors up for election to the Spansion board of directors.

Very truly yours,

Advanced Micro Devices, Inc.

By:	/s/ Hollis M. O’Brien
Name:	Hollis M. O’Brien
Title:	Corporate Vice President and Secretary:

Acknowledged and Accepted

this 21st day of December 2005

Spansion Inc.

By:	/s/ Laurie Webb
Name:	Laurie Webb
Title:	Vice President